Exhibit 99.1

Vizient, Inc. Awards Cross Country Healthcare Three-Year Contract

BOCA RATON, Fla--(BUSINESS WIRE)--January 12, 2017--Cross Country Healthcare, Inc. (Nasdaq:CCRN) announced today it has been awarded a three-year contract with Vizient, Inc. as the only national provider for nursing and allied staffing and certain workforce solutions to Vizient's member network of academic medical centers, pediatric facilities, community hospitals, integrated health delivery networks and non-acute health care providers.

"We are proud to work with Vizient, the largest member-owned health care services company in the United States, to deliver our staffing services and workforce solutions to its members so they can better serve their patients and communities," said William J. Grubbs, President and CEO of Cross Country Healthcare. “As a long-standing provider of staffing services to Vizient, this new agreement expanding our relationship is a natural progression of our association.”

Cross Country Healthcare, one of the largest healthcare staffing and workforce solution providers in the United States, offers its full suite of healthcare staffing services to Vizient’s members through its approximately 75 office locations throughout the United States.

With a mission to improve the health care performance of its members, Vizient’s partnership with Cross Country Healthcare will serve to advance that goal.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of approximately 75 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts, and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, outsourcing services, predictive modeling, and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com